Exhibit (h)(2)
ADMINISTRATION AGREEMENT
     This Administration Agreement is dated January 1, 2012 between GMO SERIES TRUST, a Massachusetts business trust (the “Trust”) on behalf of each of its series listed on Exhibit I hereto (each, a “Fund,” and collectively, the “Funds”), and GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the “Administrator”).
     WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
     WHEREAS, the Trust is authorized to establish separate series and issue shares of beneficial interest (“Shares”) in each Fund;
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:
1.	APPOINTMENT OF ADMINISTRATOR AND SERVICES TO BE RENDERED.
     (a) Appointment. The Trust hereby appoints Grantham, Mayo, Van Otterloo & Co. LLC as the Administrator with respect to the Funds to provide or procure administrative support services to the Funds and to shareholders of record of Shares of each Fund on the terms set forth in this Agreement, as amended or supplemented from time to time. The Administrator accepts such appointment and agrees during such period to render or procure, as applicable, the services for the compensation herein provided. The Administrator will perform the services set forth below that are designated to it. The Administrator is responsible only for the services that it has specifically agreed to herein.
     (b) Services Rendered. Services rendered by the Administrator will include, without limitation, (i) processing aggregated purchase and redemption orders for shareholders of record, (ii) coordinating operation of the National Security Clearing Corporation’s Fund/SERV system with intermediary platforms, (iii) providing information about and processing dividend payments, (iv) assisting with the production and distribution of shareholder communications to shareholders of record such as proxies, shareholder reports, dividend and tax notices, (v) preparing tax returns and related documentation, (vi) assisting with the production of registration statements, (vii) providing assistance with respect to the audits of the Funds, (viii) establishing and maintaining certain information about the Shares on the Administrator’s internet site, (ix) maintaining of all the Trust’s records as required by the 1940 Act, except for those records to be maintained by the investment adviser under the Investment Management Agreement or by another party under any other agreement with the Trust, (x) preparing and submitting reports to various regulatory agencies, (xi) preparing and submitting reports and meeting materials to the Trustees of the Trust and to existing shareholders, including without limitation, annual and semi-annual shareholder reports and quarterly portfolio holdings disclosure reports, (xii) supervising, negotiating, and administering contractual arrangements with (to the extent appropriate) and monitoring the performance of, third party accounting agents, custodians, depositories, transfer agents, pricing agents, independent accountants and auditors, attorneys, printers, insurers and other persons in any capacity deemed to be necessary or desirable to Trust or Fund operations,

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(xiii) providing direct client service, maintenance and reporting to platform sponsors, retirement plans, and other shareholders of record, and otherwise maintaining the relationship with the recordholders, (xiv) furnishing office space and equipment, providing bookkeeping and clerical services (excluding determination of net asset value, shareholder services, and fund accounting services for the Fund being supplied by other service providers as the Fund may engage from time to time), and (xv) providing individuals affiliated with the Administrator to serve as officers of the Trust and paying all salaries, fees and expenses of such officers and Trustees of the Trust who are affiliated with the Administrator. The Administrator may provide these services directly or may contract with third party service providers (“Third Party Servicers”) to provide any or all of these services.
     (c) The Administrator shall not be required to provide directly hereunder any of the foregoing services which may cause the Administrator to be engaged in the business of effecting transactions in securities for the account of others, or to induce or attempt to induce the purchase or sale of any security.
     (d) The Administrator shall pay for the expenses of the service providers described in Section 1(b)(xii) above (excluding any subtransfer agent/recordkeeping payments, whether paid pursuant to the Trust’s Rule 12b-1 Plan or otherwise), and shall also pay for the Trust’s registration fees pursuant to Section 24(f)(2) of the 1940 Act.
     (e) For the avoidance of doubt (and without intending that this Section 1(e) serve as an exclusive list of expenses borne by the Trust or the Funds), the Administrator shall not be obligated under this Agreement to pay (i) any of the Trust’s brokerage commissions, securities lending fees and expenses, interest expense, transfer taxes, and other investment-related costs (including expenses associated with investments in any company that is an investment company (including an exchange-traded fund) or would be an investment company under 1940 Act, but for the exceptions to the definition of investment company provided in Sections 3(c)(1) and 3(c)(7) of the 1940 Act), hedging transaction fees, and extraordinary, non-recurring and certain other unusual expenses (including taxes), or (ii) any other expenses of or for the Trust or of or for the Fund not expressly assumed by the Administrator pursuant to this Agreement.
2.	OTHER AGREEMENTS, ETC.
     It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a partner, shareholder, director, officer or employee of, or be otherwise interested in, the Administrator, and in any person controlled by or under common control with the Administrator, and that the Administrator and any person controlled by or under common control with the Administrator may have an interest in the Trust. It is also understood that the Administrator and persons controlled by or under common control with the Administrator may have advisory, servicing, distribution or other contracts with other organizations and persons, and may have other interests and businesses.

3.	COMPENSATION TO BE PAID BY THE TRUST TO THE ADMINISTRATOR.
     Each Fund will pay to the Administrator as compensation for the Administrator’s services rendered and expenses paid by the Administrator with respect to such Fund pursuant to Section 1, a fee, computed and accrued daily, and paid monthly or at such other intervals as the Trustees shall determine, at the annual rate of 0.05% of such Fund’s average daily net asset value. Such fee shall be payable for each month (or other interval) within seven (7) business days after the end of such month (or other interval). The Administrator may elect to pay all or any portion of such fee to any Third Party Servicers performing any services listed in Section 1 hereof for the Funds. No compensation paid by the Trust hereunder shall be for services primarily intended to result in the sale of Shares.
     If the Administrator shall serve for less than the whole of a month (or other interval), the foregoing compensation shall be prorated.
4.	AMENDMENTS.
     This Contract shall not be amended unless such amendment is approved by the vote of a majority of the Trustees of the Trust.
5.	EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.
     This Contract shall become effective upon its execution, and shall remain in full force and effect continuously thereafter, except that either party hereto may at any time terminate this Contract (or this Contract’s application to one or more Funds) by not more than ninety days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party.
     Termination of this Contract pursuant to this Section 5 shall be without the payment of any penalty.
6.	CERTAIN DEFINITIONS.
     For the purposes of this Contract, the terms “affiliated person”, “control” and “interested person” shall have their respective meanings defined in the 1940 Act, and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.
7.	NONLIABILITY OF ADMINISTRATOR AND INDEMNIFICATION
     In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or reckless disregard of its obligations and duties hereunder, the Administrator, its directors, officers, employees, and agents shall not be subject to any liability to the Trust, or to any shareholder of the Trust, for any act or omission in the course of, or connected with, rendering services hereunder.

8.	LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.
A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

     IN WITNESS WHEREOF, GMO SERIES TRUST and GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

GMO SERIES TRUST

By	/s/ Jason Harrison Name: Jason Harrison
Title: Clerk

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By	/s/ J.B. Kittredge Name: J.B. Kittredge
Title: General Counsel
Reviewed by: JH
     This Agreement is executed on behalf of GMO by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this Agreement are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding only upon GMO and its assets. A Certificate of Organization of GMO is on file with the Secretary of State of The Commonwealth of Massachusetts.

Exhibit I
GMO Series Trust
List of Series of the Trust Covered by the Administration Agreement
1.	GMO U.S. Core Equity Series Fund

2.	GMO Quality Series Fund

3.	GMO U.S. Intrinsic Value Series Fund

4.	GMO U.S. Growth Series Fund

5.	GMO International Core Equity Series Fund

6.	GMO International Large/Mid Cap Value Series Fund

7.	GMO International Growth Equity Series Fund

8.	GMO Developed World Stock Series Fund

9.	GMO Foreign Series Fund

10.	GMO Emerging Countries Series Fund

11.	GMO Core Plus Bond Series Fund

12.	GMO International Bond Series Fund

13.	GMO Emerging Country Debt Series Fund

14.	GMO U.S. Equity Allocation Series Fund

15.	GMO International Equity Allocation Series Fund

16.	GMO Global Equity Allocation Series Fund

17.	GMO Global Asset Allocation Series Fund

18.	GMO Benchmark-Free Allocation Series Fund